Exhibit 8.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

May 12, 2023

TH International, Inc.

2501 Central Plaza

227 Huangpi North Road

Shanghai, People’s Republic of China, 200003

Ladies and Gentlemen:

We have acted as counsel to TH International Inc., a Cayman Islands exempted company (the “Company”), and we have examined the Registration Statement on Form F-4 filed with the Securities and Exchange Commission on May 12, 2023 (the “Registration Statement”). We refer to the Company’s (i) proposed offer to holders of its outstanding warrants (the “Warrants”) to acquire ordinary shares of the Company, par value $0.0000093958699406773 per share (“Common Stock”) to exchange Warrants for 0.24 shares of Common Stock for each Warrant (together with any amendments, supplements or extensions thereof, the “Exchange Offer”) and (ii) solicitations of consents from the holders of Warrants to amend the Assignment, Assumption and Amended and Restated Warrant Agreement, dated as September 28, 2022 of by and between Silver Crest Acquisition Corporation, a Cayman Islands exempted company (“Silver Crest”), the Company and Continental Stock Transfer & Trust Company (“Continental”), a New York limited purpose trust company, as warrant agent, that governs all of the Warrants to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.216 shares of Common Stock. References in this opinion to the Registration Statement include the prospectus describing the Exchange Offer forming a part of the Registration Statement (the “Prospectus”).

In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the Registration Statement (including all exhibits and schedules thereto) and such other instruments and documents related to the formation, organization and operation of the Company or to the consummation of the Exchange Offer and the transactions contemplated thereby (together the “Documents”) as we have deemed necessary or appropriate.

For purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such Documents are duly authorized, valid, and enforceable. In making our examination of Documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such Documents and the validity and binding effect thereof on such

TH International Inc.

May 12, 2023

parties. In connection with rendering this opinion, we have assumed, with your consent, and are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

1.All information, facts and statements contained in the Documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

2.All representations, warranties, and statements made or agreed to by the Company and by its management, employees, officers, directors, and stockholders in connection with the Exchange Offer, including, but not limited to, those set forth in the Registration Statement are, or will be, true, complete and accurate at all relevant times.

3.The Exchange Offer will be consummated as described in the Registration Statement.

Based upon and subject to the foregoing and consideration of applicable law, the statements under the caption “Material U.S. Federal Income Tax Consequences” in the Registration Statement, insofar as such statements constitute a summary of the legal matters or documents referred to therein, are accurate in all material respects. However, notwithstanding the foregoing, we do not express any opinion herein with respect to the Company’s status as a passive foreign investment company for United States federal income tax purposes for any taxable year.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. We do not intend to update this opinion for any subsequent change in law or facts.  In rendering our opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

We express no opinion as to any tax laws other than the federal income tax laws of the United States and do not undertake to advise you as to any changes in such federal tax law after the date hereof that may affect our opinion. We caution that to the extent any of the Documents, statements, facts, representations, warranties, covenants and assumptions material to our opinion and upon which we have relied are not complete, are inaccurate or are not complied with in all material respects, our opinion as set forth above could be adversely affected. Further, this opinion is solely for your benefit and shall not inure to the benefit of any other person, including without limitation any successor or assign of yours, whether by operation of law or otherwise, and is not to be used or relied upon for any other purpose except in connection with the Exchange Offer without our express written permission. Notwithstanding the aforesaid, you may release a copy of this opinion (a) to the extent required by any applicable law or regulation; (b) to any regulatory authority having jurisdiction over you; (c) in connection with any actual

TH International Inc.

May 12, 2023

or potential dispute or claim to which you are a party relating to the Exchange Offer; (d) to any rating agency, in its capacity as provider of a rating in respect of the Company or any securities issued by it; or (e) to your auditors, professional advisors, employees, officers and any of your affiliates, in each case of clauses (a) through (e) above, for the purposes of information only on the strict understanding that we assume no duty or liability whatsoever to any such recipient enumerated in clauses (a) through (e) as a result thereof or otherwise.

This opinion has been provided for your use in connection with the Registration Statement. We hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in “— Material U.S. Federal Income Tax Considerations” section of the Registration Statement. In giving the consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,
/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP